Exhibit 99.1

Kensington Capital Acquisition Corp. II Announces Appointment of Nicole Nason to Board of Directors

WESTBURY N.Y., April 26, 2021 /PRNewswire/ -- Kensington Capital Acquisition Corp. II (NYSE: KCAC) (the "Company") today announced the appointment of Nicole Nason as a new member to the Board of Directors, effective immediately.

Ms. Nason is currently the Chief Safety Officer and Head of External Affairs at Cavnue, a company that combines technology and road infrastructure to unlock the full potential of connected and autonomous vehicles. Ms. Nason is the former Administrator of the U.S. Federal Highway Administration ("FHWA") and a leading advocate for critical advances in autonomous vehicles and safety. Before serving at FHWA, Ms. Nason was the Assistant Secretary at the State Department's

Bureau of Administration, responsible for managing the global supply, shipping, logistics, and transportation services to more than 260 overseas locations. Ms. Nason was also the Administrator of the National Highway Traffic Safety Administration (NHTSA) and Assistant Secretary for Governmental Affairs at U.S. Department of Transportation. She also served at the U.S. Customs Service, and as Counsel for the U.S. House of Representatives Committee on the Judiciary. Nicole earned a J.D. from Case Western Reserve University School of Law and a B.A. in Political Science from American University.

"Nicole's deep experience at the highest levels of the U.S. government focused on automotive transportation, safety and emerging technology will provide Kensington with unique insights into the mega-trends that we are pursuing in the automotive industry today," said Justin Mirro, Chairman and CEO of the Company. "We are excited to have Nicole as part of our team and believe she will add tremendous value to our ultimate business combination partner."

Ms. Nason joins the Company's current board of independent directors including Tom LaSorda, Anders Pettersson, Mitch Quain, Don Runkle and Matt Simoncini.

About Kensington Capital Acquisition Corp. II

The Company is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a business in the automotive-related sector.

For more information, please contact:

Dan Huber
Chief Financial Officer
dan@kensington-cap.com
(703) 674-6514

Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company's filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus relating to the Company's initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.